SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Pacific Metals Corp.

(Exact Name of registrant as specified in its Charter)

Nevada	43-2110431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

848 North Rainbow Blvd #2987, Las Vegas, Nevada	89107
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (416) 214-1483

Securities registered pursuant to section 12(b) of the Act:

Title of Class	Name of each exchange on which registered
NONE	NONE

Securities registered pursuant to section 12(g) of the Act:

COMMON STOCK, PAR VALUE $.001 PER SHARE

 (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

ITEM 1. BUSINESS

Pacific Metals Corp. (“Pacific Metals,” or the “company”) was incorporated in Nevada on June 28, 2006. Pacific Metals owns federal mining claims in Southwest Colorado. The main objective of Pacific Metals is to explore, identify, and develop commercially viable mineral deposits in the claims over which the company has rights that could potentially produce revenues. Exploration and development for commercially viable mineral deposits of any commercial metal or mineral includes a high degree of risk, which careful evaluation, experience and factual knowledge may not eliminate, and therefore, we may never produce any significant revenues.

Pacific Metals does not have the financial resources and does not have any commitments for funding from unrelated parties or any other agreements that will provide working capital. We cannot give any assurance that Pacific Metals will locate any funding or enter into any agreements that will provide the required operating capital.

The company should be considered an exploration stage company, in which stage the company will only be commencing the search for mineral deposits and will seek to assess and define those deposits. The company does not have any reserve analysis reports in respect of its claims. The company is not in actual development or production of any mineral deposits.

Description of Property

The company owns 24 unpatented lode mining claims in San Juan and Dolores Counties, Colorado immediately southeast of Bolam Pass. The claims are located within the San Juan Mountains, north of Durango, Colorado.  The claims are situated on federal land.  They cover approximately 480 acres of very rugged, mountainous terrain.

The claims are located at an elevation of 11,000 feet above mean sea level and are accessible by a dirt road that is maintained during the summer months by the United States Forest Service. The property, which is referred to as the Graysill Property, encompasses the historic Graysill Mine, a past producer of vanadium and uranium ore.  Based on generally available public information, the Graysill Mine is known to have produced vanadium and by-product uranium during a period of approximately twenty years after World War II. It is generally estimated that before the mine ceased production in the early 1960’s, approximately 32,000 tons of ore were mined with a reported grade of approximately 2.41% vanadium pentoxide and 0.09% uranium oxide.

Vanadium is primarily used as a steel additive to strengthen it. Vanadium also is compatible with titanium, therefore vanadium foil is used in cladding titanium to steel. Vanadium also is a suitable material for the inner structure of a fusion reactor. Several vanadium alloys show superconducting behavior.  Certain vanadium oxides are used in chemical reactions for the production of other products, such as sulfuric acid, ceramics and glass coatings.

Uranium has many uses, notably in the energy and military sectors. Medical and scientific uses are also important within the uranium industry, including for medical diagnostics, cell and medical research and scientific dating.

The property is underlain by a gently dipping assemblage of Paleozoic and Mesozoic sedimentary rocks within which vanadium and uranium occurs in many of the rock units in a stratabound manner, exhibiting little or no apparent relationship to regional structural trends. Although vanadium and uranium occurrences are ubiquitous and are known to exist in over 20 distinctly different sedimentary units in the vicinity of the property of American Uranium, the Pennsylvanian-Permian Rico Formation and the Upper Jurassic Entrada Sandstone are the only formations which have been mined previously for vanadium and uranium. Most of the past production has come from the Entrada Sandstone. Historically, there have been a number of uraniferous vanadium deposits developed in the Entrada Sandstone along a sinuous trend extending in a north-south direction for over 100 miles. This trend coincides with a major structural feature representing a transitional zone between the Colorado Plateau and the Southern Rocky Mountain physiographic provinces.

There is no modern determination of mineral reserves, which means there is no current evaluation of the economic or legally extractable or producible mineral deposits within the claims owned by the company.

To date, the company has not developed a specific exploration plan, or future plans in respect of development of the property.  To date, the company has not spent any sums on commissioning mineral deposit reports, but has only relied on an examination of existing, dated reports to assess whether or not staking and maintaining the current claims is reasonable in light of the early stage of the business.  The Company estimates that it will need substantial financial resources to implement exploration and development, and currently it does not have the financial resources to engage in those activities.  Additionally, it has not identified financial resources to be able to engage in those activities. The company has no plant or equipment.  Because the company is in the earliest stage of exploration, it has not prepared any statement on the costs to be incurred in exploration, development or production, if any mineral deposits are located and determined to be viable for further development.

Competition

Currently, we do not have any direct competition with respect to the specific claims that the company owns.  Within the industry of vanadium and uranium, if we were to develop production capacity, the company would compete with other suppliers of these minerals.  Because minerals are sourced world-wide, our competition would include companies operating in diverse locations such as Africa, Australia, the People’s Republic of China and the Americas.  The companies that commonly are producing minerals of this nature are large capitalization companies, with established mining clams and operations.  Their deposits are often refined and sold through related parties or to and through companies with which they have long standing relationships.  In some countries which are seeking to develop their mineral resource capabilities, there are direct and indirect subsidies and supports that give these producers market advantage.  In the United States, we will also have to face the competitive differential imposed by a body of sophisticated, comprehensive environmental laws that cover mining, transportation, refining and distribution of minerals.  Additionally, since there are dangerous aspects to the operation of shaft mining and associated with vanadium and uranium, there is a body of worker protection and similar laws that we will have to comply with.  These may be more restrictive and costly rules than our competitors have to follow, which would make our operations more expensive and less competitive in the world market.

In terms of developing our business plan and conducting exploration and later mineral deposit development, we also expect to compete for qualified geological and environmental experts to assist us in our exploration of mining prospects, as well as any other consultants, employees and equipment that we may require in order to conduct our operations.

Currently, there is significant competition for financial capital to be deployed in mining and mineral extraction, particularly in relation to the oil and gas extractive industries.  Therefore, it is difficult for smaller mineral companies such as Pacific Metals to attract investment for its exploration activities.  We cannot give any assurances that we will be able to compete for capital funds, and without adequate financial resources management cannot assure that the company will be able to compete in exploration activities and ultimately in mineral deposit development, production and sales.

Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency and the Bureau of Land Management as well as the various state environmental protection agencies.  The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances.  In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation.  Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities.  The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

We must comply with the annual staking and patent maintenance requirements of the State of Colorado and the United States Bureau of Land Management.  We must also comply with the filing requirements of our proposed exploration and development, including Notices of Intent and Plans of Operations.  In connection with our exploration and assessment activities, we have pursued necessary permits where exemptions have not been available although, to date, most of these activities have been done under various exemptions.  We will need to file for water use and other extractive-related permits in the future.

Employees

We currently employ one person, our chief executive officer Mr. Mitchell Geisler.  Mr. Geisler is employed without a written employment agreement.  Currently, Mr. Geisler does not draw a salary, and the company only reimburses him for his expenses.  Notwithstanding the current arrangement, the company may pay Mr. Geisler a salary or other compensation on a bonus basis in the future, in amounts determined in the discretion of the company or as negotiated with Mr. Geisler, which compensation may take the form of cash, stock issuances, employee options and promissory notes.

We do not have any other employees at this time. In the future, when we need other persons for aspects of the exploratory work and other functions, we will hire persons under service agreements as consultants, part-time and full time employees as necessary.  We do not have any arrangements for the hiring of any persons at this time.

Executive Offices

Our principal executive offices are located at 848 North Rainbow Blvd #2987, Las Vegas, Nevada 89107. Our telephone number is (416) 214-1483.

ITEM 1A. RISK FACTORS

There is substantial doubt as to whether we can continue as a going concern.

Our auditors have included an explanatory paragraph in their opinion that accompanies our audited financial statements as of and for the year ended December 31, 2011, indicating that our negative cash flows from operations, net capital deficiency, and current liquidity position raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We do not have a long history of running our business upon which investors may evaluate our performance, and therefore investors bear all the risks of a company beginning to implement its business plan.

We are implementing our business plan for the company which is in the earlier stages. We have engaged in activities of obtaining mining claims by staking a prospect area, conducting preliminary analysis and only the earliest of exploratory activities, and obtaining existing geological and engineering information.  We will only increase these activities once we have obtained sufficient funds to implement a meaningful and longer term business plan for the exploration of the mining claims.   There is a significant amount of additional work and investment necessary for us to demonstrate the efficacy of our overall business plan.  You should consider our business future based on the risks associated with our stage of development and our short operating history.  An investment in the company is speculative.

If we are not able to face and solve one or more of the challenges that a developing company in the mining industry typically encounters, we will not succeed in implementing our business plan.

We expect to face many challenges in our business.  These will include, but are not limited to:

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Engaging and retaining the services of qualified geological, engineering and mining personnel and consultants;

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Establishing and maintaining budgets;

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Implementing appropriate financial controls;

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Acquiring relevant mineral deposit data efficiently;

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Staking and evaluating appropriate prospects;

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Establishing initial exploration plans for mining prospects;

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Obtaining and verifying studies to determine mineral deposit levels on our prospects;

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Ensuring the necessary exploratory and operational permits are filed on a timely basis, and the necessary permits are maintained and approved by the federal and state authorities; and

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Adhering to regulatory requirements.

The failure to address one or more of these above factors may impair our ability to carry out our business plan.  In that event, an investment in the company would be substantially impaired.

We will be dependent on locating and hiring, at economical rates, independent consultants and occasional workers for the implementation of our business plan without whom we will not meet the expected timing of implementation of our business plan.

To locate, obtain and evaluate prospects and to conduct initial testing and later on any excavation and processing, we will rely on consultants and occasional workers in addition to our own staff.  We may not be able to locate, employ or retain persons with the appropriate experience and skills to successfully execute our business plan.  The inability to do the proposed actions on a timely basis or at all may result in the delay of implementing our business plan, thereby causing additional expense or our business failure.

Mineral extraction has many risks associated with it, which risks may make our business more costly or more difficult to pursue.  We may have to curtail our operations if we are not able to surmount any issues that we encounter.

Mineral exploration has significant risks.  Some of the exploratory risks include the following:

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It is dependent on locating commercially viable mineral deposits in staked and leased prospects and skillful management of prospects once found or located.

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Mineral deposits may vary substantially in a prospect, rendering what was initially believed a profitable deposit of little or no value.

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Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

Changes in the value of minerals,

Changes in regulations, including mining and environmental regulations,

Environmental concerns about mining are area or in general, particularly in relation to minerals in the rare earth category,

Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and

Labor issues.

Any of these individually or together could delay or halt implementation of the business plan or raise costs to levels that may make it unprofitable or impractical to pursue our business objectives.

Our business future is dependent on finding prospects with sufficient mineral grade and consistency without which it may not be practical to pursue the business plan, and investors will lose their investment.

Our business model depends on locating prospects with commercially sufficient amounts of vanadium and uranium.  Until actual extraction and processing is undertaken, we will not know if our prospects have commercially viable mineral deposits of metals that can be profitably marketed.  Even if initial reports about a particular prospect are positive, subsequent activities may determine that the prospect is not commercially viable.  Thus, at any stage in the exploration and development process, we may determine there is no business reason to continue, and at that time, our financial resources may not enable us to continue exploratory operations and will cause us to terminate our current business plan.  If we do substantially curtail or terminate our business, investors will lose their entire investment.

Regulatory compliance is complex and the failure to meet all the various requirements could result in loss of a staked prospect, fines or other limitations on the proposed business.

We will be subject to regulation by numerous federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Federal Department of the Interior, the Bureau of Land Management, and the Forest Service, and comparable state agencies.  The failure or delay in making required filings and obtaining regulatory approvals or licenses will adversely affect our ability to explore for viable mineral deposits and carry out subsequent aspects of our business plan.  The failure to obtain and comply with any regulations or licenses may result in fines or other penalties, and even the loss of our rights over a prospect.  We expect compliance with these regulations to be a substantial expense in terms of time and cost.  Therefore, compliance with or the failure to comply with applicable regulation will affect our ability to succeed in our business plan and ultimately to generate revenues and profits.

Our business plan is premised on the price of minerals in the global markets.

Our business plan depends on the price of minerals in the global markets.  The viability of any commercialization of minerals will depend on the cost of recovery versus the market price of the mineral and whether or not it has uses in the markets.  An increase in market use and price will encourage industry interest in United States mine development of smaller operations such as our prospects and improve the likelihood of our overall success.  If the price and/or use of minerals do not increase appreciably, then it is the belief of Pacific Metals that current sources of the minerals we are seeking will remain adequate for market supply and sources like those we are attempting to identify and explore will become marginalized.  The viability of our business plan is also dependant on the price of minerals remaining at least at current prices.  If prices fall substantially from the current levels, then our costs will be such that there will be insufficient profit margins and incentives to pursue our business plan.  In that event, Pacific Metals will have to curtail its business plan and investors will lose their investment.

The company faces competition from established mining operations and competition may develop among the junior mining companies, which will be better able to locate, stake and explore new mineral sources more cost effectively and quicker than Pacific Metals.

There are many established mining companies that command greater resources than those available to the company.  These established companies have adequate financing, established claims, operations that are working and established means of extracting, processing and distribution. Additionally, there are numerous junior mining, exploration and production companies in existence that may be attracted to the mining businesses if the use of  and demand for vanadium and uranium develops or prices for these resources increase.  These smaller companies may be more established and have resources unavailable to Pacific Metals, which will provide them advantage in their exploration, development and extraction activities.  These companies likely would be able to reach production stages sooner than Pacific Metals and obtain market share before us.  If our competition is such that we cannot compete and generate a sufficient return on our investment and operations, we may be forced to curtail our operations, resulting in a loss to investors.

Pacific Metals will compete with other mining enterprises for appropriate consultants and employees.

Pacific Metals will compete in the hiring of appropriate geological, engineering, permitting, environmental and other operational experts to assist with the location, exploration and development of staked prospects and implementation of its business plan.  We believe we will have to offer or pay appropriate cash compensation and options to induce persons to be associated with an early-stage exploration company.  If Pacific Metals is unable to make appropriate compensation packages available to induce persons to be associated with it because of its limited resources, we will not be able to hire the persons we need to carry out our business plan.  In that event, investors will have their investment impaired or it may be entirely lost.

Pacific Metals will require additional capital to fund expanded operations, without which we will have to curtail our plans and investors, may lose the potential of their investment.

The current working capital is sufficient for our planned immediate operational needs, but will not cover our longer-term estimated exploration and operating requirements. To commence our business plan, we will need additional capital.  We believe we will need substantial amounts of equity investment in the early stages of our business plan. If we encounter unexpected expenses, the initial amounts of working capital will have to be increased,  Therefore, we may need additional capital sooner than expected during the exploratory stages of the business plan.  For Pacific Metals to expand its operations in its current prospects and acquire additional prospects, it is anticipated that it will need additional capital.  The mining business, in all of its aspects, requires significant capital. Without additional capital Pacific Metals will have to curtail or substantially modify its overall business plan or abandon elements of it.

As of December 31, 2011 Pacific Metals had approximately $59,397 in debt, which if it cannot repay when due, will permit the holders to seek renegotiation or bankruptcy alternatives, the result of which could terminate implementation of the business plan.

Pacific Metals has approximately $59,397 of debt due to its single stockholder, and a related party entity. From time to time, the company may also have trade debt and equipment financing outstanding.  If Pacific Metals is unable to repay any of its obligations when due, the creditor could put the company into bankruptcy or force renegotiation of the terms of outstanding debt on terms that may be substantially less favorable.  In either event, the ability of Pacific metals to pursue its business plan will be impaired and the equity of the company will become worthless.

To settle existing debt and any other debt outstanding from time to time, Pacific Metals may seek agreement with the holder to exchange the debt or obligation for shares of capital stock.  In that case, there may be dilution experienced by investors in the company.  The management cannot predict whether it will be able to use any capital stock in this manner or the amount of capital stock that may have to be issued.

Pacific Metals does not have any identified sources of additional capital, the absence of which may prevent it from continuing its operations.

Pacific Metals does not have any arrangements with any investment banking firms or institutional lenders.  Because we will need additional capital in the future, we will have to expend significant effort to raise operating funds.  These efforts may not be successful, and they may be disruptive to our executives other responsibilities and our operations.  In the absence of necessary capital, Pacific Metals will have to limit or curtail operations.

A single stockholder has the ability to control our business direction.

Because our sole stockholder is our parent company and owns 100% of the shares of common stock, it is in a position to control the election of our board of directors and the selection of officers, management and consultants.  This stockholder and its related parties have also lent the company a significant amount of working capital.  Therefore, investors will be entirely dependent on its judgment in implementing the business plan of Pacific Metals Corp.

ITEM 2. FINANCIAL INFORMATION

Forward Looking Statements

From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the Securities and Exchange Commission. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project or projected", or similar expressions are intended to identify "forward-looking statements". Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

Management is currently unaware of any trends or conditions other than those mentioned in this management's discussion and analysis that could have a material adverse effect on the company's current financial position, future results of operations, or liquidity, because its current operations are limited. However, investors should also be aware of factors that could have a negative impact on the company's prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources, once it begins to implement its business plan. These may include: (i) variations in revenue, (ii) possible inability to attract investors for its equity securities or otherwise raise adequate funds from any source should the company seek to do so, (iii) increased governmental regulation or significant changes in that regulation, (iv) increased competition, (v) unfavorable outcomes to litigation involving the company or to which the company may become a party in the future, and (vi) a very competitive and rapidly changing operating environment.

The risks identified here are not all inclusive. New risk factors emerge from time to time and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all such risk factors on the company's business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

The financial information set forth in the following discussion should be read with the financial statements of Pacific Metals included elsewhere herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overall Operating Results:

The company has had no revenues since inception (June 28, 2006) through December 31, 2011.

Operating expenses over that same time frame totaled $36,017. These expenses include various general and administrative costs of $18,013, professional fees of $12,885, and travel expenses of $5,119.

Liquidity and Capital Resources:

We do not currently have any working capital with which we can fund our future operations. We cannot assure that we will be able to continue our operations without adequate funding. We have total assets of $33,380 and total liabilities of $59,397 as of December 31, 2011. Total stockholder’s deficit at December 31, 2011 was $26,017.

We will need capital for all aspects of our business development.  We initially will need capital to commence exploration activities and maintain operations during that phase.  Expenses in that phase of business development will include general operations, hiring geological and engineering experts for conducting exploration activities, preparation and analysis of geological findings, core drillings where necessary, scientific testing of samples, among other things.  We also will be subject to environmental expenses in connection with these activities.  We will also have the expense of maintaining and defending our claims, and seeking further claims to be able to garner enough area to make our operations more viable once we have shown appropriate mineral deposits present in our claims, if at all.  After the exploration activities, we will need substantial capital to develop the claims, acquire plant and equipment and hire personnel.

We intend to seek equity forms of capital. We do not believe that debt financing is available to the company at this time, partly because we do not have any earnings with which to support debt service or maintain typical debt covenants. We have no arrangements for any capital at this time.  Additionally, equity capital for small companies generally and small companies in the mining and resources segment in particular, have a difficult time competing for investors because of the high risk at this stage of development and the fact that the investment is long term.  The market for the minerals that the company believes may be within its mining claims also influences investment decisions, such that if there is strong demand, then funds may be relatively more available, but if market demand is not strong or the price of the minerals declines, funding may be unavailable. Additionally, the capital demands of the oil and gas industries present competition for funds for companies in the junior mining segment.

Going Concern

Our financial statements include a statement that unless we obtain financing or generate revenues there is substantial concern that we will be able to continue as a going concern.  We do not have any current prospects for obtaining financing and as part of our business plan we intend to seek operational capital to commence our exploration activities and maintain our operations.  We do not have any prospects for generating revenues within the near or longer-term future because we are in the exploration stage of a mining business.  Therefore, we may not be able to continue with our business plan and have to curtail our operations and any early exploration activities.

To date, we have financed our operations from the issuance of non-interest bearing, demand notes to our parent corporation and an affiliated corporation.  We have not had any external sources of capital for our operations.

Off balance sheet arrangements:

The company has no off-balance sheet arrangements.

ITEM 3. PROPERTIES

The principal office of Pacific Metals is 848 North Rainbow Blvd #2987, Las Vegas, Nevada, where it has limited office space, at a nominal expense.  Additionally, Pacific Metals uses space within the offices of its parent corporation at 555 Richmond Street West Suite 602, Toronto Ontario, M5V3B1, which is provided on a gratis basis.  There is adequate office space available in Nevada and Toronto on a competitive basis if the company should need to change locations or rent additional space.

The company has staked 24 federal lode mining claims in Delores and San Juan Counties, Colorado (BLM file no. 145097 and 00150911) covering approximately 480 acres immediately southeast of Bolam Pass.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2011, the name and shareholdings of each person who owns of record, or was known by the us to own beneficially, 5% or more of the shares of the common stock currently issued and outstanding; the name and shareholdings of each executive officer and director; and the shareholdings of all executive officers and directors as a group.  The common stock is the only issued and outstanding securities of the company with voting rights.

NAME OF PERSON OR GROUP	NUMBER OF SHARES OWNED	PERCENTAGE OF OWNERSHIP*

Pacific Gold Corp.(1)	10,000,000	100.0%

Mitchell Geisler, President, Chief Executive Officer, Chief Financial Officer and Director	--	--

All executive officers and directors as a group (one person)	--	--

______________

*

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock issuable upon the exercise of options or warrants currently exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(1)

Pacific Gold Corp.’s address is 848 North Rainbow Blvd #2987, Las Vegas, Nevada 89107.

Code of Ethics

We do not currently have a Code of Ethics in place for the company. Our business operations are not complex and are very limited, and we currently have only one shareholder. The company seeks advice and counsel from outside experts such as our lawyers and accountants on matters relating to corporate governance and financial reporting.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Mr. Mitchell Geisler, 41, is the company’s sole executive officer and director. Mr. Geisler has been the President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary and a Director of the company, since 2006.  Mr. Geisler was the President and Chairman of the Board of Pacific Gold Corp (OTC “PCFG”), Pacific Metals’ parent company, from January 2001 to April 2005 when he became its’ Chief Operating Officer. Mr. Geisler has more than 15 years of experience in the hospitality and services industry. Mr. Geisler is a graduate of Toronto’s York University in Toronto, and also studied at the University of Tel Aviv. Since January 2010, Mr. Geisler has been a Director and Chief Executive Officer of Diagnostic Imaging International Corp. (OTC “DIIG”).

ITEM 6. EXECUTIVE COMPENSATION

Mitchell Geisler, our sole executive officer, neither received nor earned any compensation for his services to the company during our fiscal year ended December 31, 2011. Until we have sufficient capital or revenues, Mr. Geisler will not be provided cash remuneration on a regular basis. At such time as we are able to provide a regular salary, it is our intention that Mr. Geisler will become employed pursuant to an executive employment agreement, at an annual salary to be determined based on his then level of time devoted to the company and the scope of his responsibilities.  Until we enter into an employment agreement, we may use shares of common stock to compensate Mr. Geisler; however, no equity compensation was paid to or earned by Mr. Geisler during our fiscal year ended December 31, 2011.

Director Compensation

Persons who are directors and employees will not be additionally compensated for their services as a director.  There is no plan in place for compensation of persons who are directors who are not employees of the company, but it is expected that in the future we will create a remuneration and reimbursement plan.

Other Compensation Arrangements

Although we do not have any formal equity-based compensation plan, we do have the ability to enter into options and similar equity-based agreements with employees, consultants and others. In the future, we may enter into these types of agreements as the sole means or as part of the overall compensation of someone working for the company. There are currently no outstanding options, warrants or other rights to purchase shares of our common stock.

The company does not have a compensation committee.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We are a wholly-owned subsidiary of Pacific Gold Corp. On June 28, 2006, we issued 100 shares of common stock to Pacific Gold Corp. On September 16, 2010, we issued 9,999,900 shares of common stock to Pacific Gold Corp. as payment of $9,999.90 of its note receivable from Pacific Metals.

Mr. Mitchell Geisler is a director and officer of Pacific Gold Corp., the parent corporation of Pacific Metals.  Therefore, Mr. Geisler will be instrumental in any decisions taken or to be taken by the sole shareholder of the Pacific Metals.

Mitchell Geisler, our sole director, is also our sole executive officer and therefore not an independent director.  He is also a director and officer of our parent corporation, Pacific Gold Corp. In making the determination that Mr. Geisler is not independent, in part, we used the definitions of independence of NASDAQ, even though such definitions do not currently apply to us because we are not listed on NASDAQ. We do not have a separately designated compensation, nominating or audit committee, and we do not plan on having any such committees in the near future.

The board of directors or Pacific Metals will make all determinations regarding the business, including the engaging and termination of the independent auditors for the company.

ITEM 8. LEGAL PROCEEDINGS

No Legal Proceedings

ITEM 9. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The common stock is not traded in any market or electronic medium.  We intend to seek inclusion in the trading platforms of the Pink Sheets Group LLC or the Over-the-Counter Bulletin Board and are in the process of implementing steps to that end.  There can be no assurance given that the common stock will be traded in any public market.  Moreover, if our common stock is traded, there can be no assurance given that there will be active trades in the security or at all.  Therefore, holders of our common stock may not be able to sell it from time to time.

Holders

As of December 31, 2011, there was 1 holder of record of the common stock.

Dividends

We have never paid any dividends.  For the foreseeable future, we anticipate that we will use any funds available to the company to finance the growth of our operations and that we will not pay cash dividends to holders of common stock. The payment of dividends, if any, in the future is within the discretion of the board of directors and will depend on our earnings, capital requirements, restrictions imposed by lenders and on our financial condition, having funds legally available to pay dividends and other relevant factors.

Equity Compensation Plans

There are currently no outstanding options, warrants or other rights to purchase shares of our common stock.  The company does not anticipate adopting any equity award plans in the near future.  Notwithstanding the foregoing, because the company does not have any cash resources at this time, it may issue shares or options to or enter into obligations that are convertible into shares of common stock with its employees and consultants as payment for services or as discretionary bonuses.  The company does not have any arrangements for such issuances or arrangements at this time.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

On September 16, 2010, we issued 9,999,900 shares of common stock to Pacific Gold Corp. as payment of a portion $9,999.90 of its note receivable from Pacific Metals.  The issuance was made under Section 4(2) of the Securities Act of 1933, with its parent corporation.

On June 28, 2006 we issued 100 shares of common stock to Pacific Gold Corp., its parent corporation. The issuance was made under Section 4(2) of the Securities Act of 1933.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The authorized capital stock consists of 100,000,000 shares of capital stock, all of which is designated common stock, $.001 par value. As of December 31, 2011, there were 10,000,000 shares of common stock issued and outstanding.

Common Stock Description

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders.  In addition, the holders are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of legally available funds.  In the event of our dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all the assets remaining after payment of all our liabilities and subject to the prior distribution to any senior securities that may be outstanding at that time.  The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. The holders of more than 50% of such outstanding shares, voting at an election of directors can elect all the directors on the board of directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the directors.

Stock Transfer Agent

The stock transfer agent for the common stock is Olde Monmouth, 200 Memorial Parkway, 2nd Floor, Atlantic Highlands, NJ  07716.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Business Corporation Act permits Nevada corporations such as ours to include in the articles of incorporation a provision eliminating or limiting directors' exposure to liability for monetary damages for breaches of their duty of care as directors, if the director acted in good faith and with ordinary care. The act does not eliminate the directors' liability for monetary damages for acts or omissions not in good faith or involving the intentional violations of law, the improper purchase or redemption of stock, payment of improper dividends or any transaction from which the director received an improper personal benefit.

The act also permits Nevada corporations to include in the articles of incorporation a provision to indemnify any and all persons it has the power to indemnity. The act provides that a Nevada corporation may indemnify a person who was, is or is threatened to be made, a named party in a proceeding because the person is or was acting on behalf of the corporation. The indemnification by the corporation may be made if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation's best interests if the indemnitee is a director, or was at least not opposed to the corporations' best interests if the person was someone other than a director. Directors may not be indemnified if the person improperly benefited personally or the person is found liable to the corporation. The indemnification may be in respect of judgments, penalties, fines, settlements and reasonable expenses actually incurred.

We have implemented the above-described provisions in our articles of incorporation. In addition, our by-laws provide for similar provisions. We do not have separate agreements of indemnification or advancement of expenses. We do not have directors and officers insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the

SEC, indemnification is against public policy and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred by a director, officer or controlling person in successful defense of any action, suit or proceedings, is asserted by such director, officer or controlling person in connection with the securities being offered or sold by us, we will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the federal securities law, and will be governed by the final adjudication of such case.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our financial statements are included in this Form 10 beginning on page F-1 (see Item 15).

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

Silberstein Ungar, PLLC

CPAs and Business Advisors

phone (248) 203-0080

fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025

www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Pacific Metals Corp.

Las Vegas, NV

We have audited the accompanying balance sheets of Pacific Metals Corp. (an exploration stage company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended and the periods from June 28, 2006 (date of inception) to December 31, 2010 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Metals Corp. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and the periods from June 28, 2006 (date of inception) to December 31, 2010 and 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Pacific Metals Corp. will continue as a going concern. As discussed in Note 6 to the financial statements, the entity has incurred losses from operations is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI

February 14, 2012

Pacific Metals Corp.
(An Exploration Stage Company)
Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash	$125	$39
Total Current Assets	125	39
Mineral Rights
Total Mineral Rights	33,255	29,895
Other Assets
Total Other Assets	-	-
TOTAL ASSETS	$33,380	$29,934

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts Payable	$-	$3,310
Related Party Note Payable	59,397	47,965
Total Current Liabilities	59,397	51,275
Long Term Liabilities
Total Long Term Liabilities	-	-
Total Liabilities	59,397	51,275
Stockholders' Deficit
Common stock - $0.001 par value; 200,000,000 shares authorized, 10,000,000 issued and outstanding at December 31, 2011 and December 31, 2010	10,000	10,000
Preferred Stock - $0.001 par value; 10,000,000 shares authorized, no shares outstanding at December 31, 2011 and December 31, 2010	-	-
Additional Paid In Capital	-	-
Deficit accumulated during the development stage	(36,017)	(31,341)
Total Stockholders' Deficit	(26,017)	(21,341)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$33,380	$29,934

See accompanying notes to the financial statements

Pacific Metals Corp.
(An Exploration Stage Company)
Statements of Operations

	Year Ended December 31, 2011	Year Ended December 31, 2010	June 28, 2006 (Date of Inception) to December 31, 2011
Revenue	$-	$-	$-
Total Revenue	-	-	-
Operating Expenses
Automobile Expense	-	-	188
Bank Service Charges	448	503	2,267
Business License & Fees	40	-	40
Dues and Subscriptions	58	149	356
Interest Expense	-	109	109-
Licenses and Permits	610	785	4,575
Materials and Supplies	-	-	533
Mineral Rights Expense	20	20	9,551
Office Supplies	-	-	394
Professional Fees	3,500	-	12,885
Travel	-	-	5,119
Total Operating Expenses	$4,676	$1,566	$36,017
Net Ordinary Income	(4,676)	(1,566)	(36,017)
Net Income	(4,676)	(1,566)	(36,017)

Loss Per Share	(0.0005)	(0.0002)	(0.0036)

Weighted Average Number of Shares	10,000,000	7,095,919	10,000,000

See accompanying notes to the financial statements

Pacific Metal Corp.
(An Exploration Stage Company)
Statement of Changes in Stockholders' Deficit
From Inception June 28, 2006 to December 31, 2011

	Common Stock		Additional paid	Accumulated
	Shares	Amount	in Capital	Deficit	Total
Balance at June 28, 2006	100	$-	$-	$-	$-

Net Loss	-	-	-	(20,047)	(20,047)
Balance at December 31, 2006	100	-	-	(20,047)	(20,047)

Net Loss	-	-	-	(7,277)	(7,277)
Balance at December 31, 2007	-	-	-	(27,324)	(27,324)

Net Loss	-	-	-	(1,429)	(1,429)
Balance at December 31, 2008	-	-	-	(28,753)	(28,753)

Net Loss	-	-	-	(1,022)	(1,022)
Balance at December 31, 2009	-	-	-	(29,775)	(29,775)

Shares Issued for Related Party Debt Repayment	9,999,900	10,000	-		10,000
Net Loss	-	-	-	(1,566)	(1,566)
Balance at December 31, 2010	10,000,000	10,000	-	(31,341)	(21,341)

Net Loss	-	-	-	(4,676)	(4,676)
Balance at December 31, 2011	10,000,000	$10,000	$-	$(36,017)	$(26,017)

See accompanying notes to the financial statements

Pacific Metals Corp.
(An Exploration Stage Company)
Statements of Cash Flows

			June 28, 2006
	Year Ended	Year Ended	(date of inception) to
	December 31, 2011	December 31, 2010	December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,676)	$(1,566)	$(36,017)
Adjustments to Reconcile net Loss to Net Cash Used in Operating Activities:
Changes in operating assets and liabilities:
Accounts Payable	(3,310)	109	-
NET CASH USED IN OPERATING ACTIVITIES	(7,986)	(1,457)	(36,017)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Mineral Rights	(3,360)	(3,360)	(33,255)
NET CASH USED IN INVESTING ACTIVITIES	(3,360)	(3,360)	(33,255)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Related Party Notes payable	11,432	4,730	69,397
NET CASH PROVIDED BY FINANCING ACTIVITIES	11,432	4,730	69,397

NET CHANGE IN CASH	86	(87)	125
CASH AT BEGINNING OF PERIOD	39	126	-
CASH AT END OF PERIOD	$125	$39	$125
Cash Paid during the year for:
Interest	$-	$-	$-
Income Taxes	$-	$-	$-
Non-Cash financing and investing activities:
Common stock issues for Related Party Debt Repayment	$-	$10,000	$10,000

See accompanying notes to the financial statements

Pacific Metals Corp.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2011

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pacific Metals Corp. (“Pacific Metals”) was incorporated in Nevada on June 28, 2006. Pacific Metals owns mineral claims in Colorado. Pacific Metals is a wholly owned subsidiary of Pacific Gold Corp. (“Pacific Gold”, or the “parent Company”)

Exploration Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to accounting and reporting by exploration stage companies.  An exploration stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation

These financial statements are expressed in U.S dollars. The Company’s year-end is December 31. Financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States.

Significant Accounting Principles

Use of Estimates and Assumptions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales, expenses and costs recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At December 31, 2011, and December 31, 2010 cash includes cash on hand and cash in the bank.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes.  This statement prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Loss Per Share

The Company follows the provisions of ASC Topic 260,  Earnings per Share.  Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.  Basic and diluted losses per share are the same as all potentially dilutive securities are anti-dilutive.

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock or conversion of notes into shares of the Company’s common stock that could increase the number of shares outstanding and lower the earnings per share of the Company’s common stock.  This calculation is not done for periods in a loss position as this would be antidilutive.  As of December 31, 2011, there were no stock options or stock awards that would have been included in the computation of diluted earnings per share that could potentially dilute basic earnings per share in the future.

Mineral Rights

All mine-related costs, other than acquisition costs, are expensed prior to the establishment of proven or probable reserves.  Reserves designated as proven and probable are supported by a final feasibility study, or the profitable extraction of ores, indicating that the reserves have had the requisite geologic, technical and economic work performed and are legally extractable at the time of reserve determination. Once proven or probable reserves are established, all development and other site-specific costs are capitalized.

Capitalized development costs and production facilities are depleted using the units-of-production method based on the estimated gold which can be recovered from the ore reserves processed.  There has been no change to the estimate of proven and probable reserves. Maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets.

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Pacific Metals assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows, which depend on estimates of metals to be recovered from proven and probable ore reserves, and also identified resources beyond proven and probable reserves, future production costs and future metals prices over the estimated remaining mine life.  If undiscounted cash flows are less that the carrying value of a property, an impairment loss is recognized based upon the estimated expected future net cash flows from the property discounted at an interest rate commensurate with the risk involved.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset.  For Pacific Metals, asset retirement obligations primarily relate to the abandonment of ore-producing property and facilities.

We review the carrying value of our interest in each mineral claim on a quarterly basis to determine whether impairment has incurred in accordance with ASC 360-930.

Where information and conditions suggest impairment, we write-down these properties to net recoverable amount, based on estimated discounted future cash flows. Our estimate of gold price, mineralized materials, operating capital, and reclamation costs are subject to risks and uncertainties affecting the recoverability of our investment in property, plant, and equipment. Although we have made our best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect our estimate of net cash flows expected to be generated from our operating properties and the need for possible asset impairment write-downs.

Where estimates of future net operating cash flows are not available and where other conditions suggest impairment, we assess if carrying value can be recovered from net cash flows generated by the sale of the asset or other means.

Recently issued accounting pronouncements

Recent accounting updates that the Company has adopted or that will be required to adopt in the future are summarized below.

On December 31, 2011, the Company adopted updates issued by the Financial Accounting Standards Board (FASB) to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification (ASC) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Consolidated Financial Statements.

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 – MINERAL RIGHTS

Mineral rights at December 31, 2011 and December 31, 2010 consisted of the following:

	December 31, 2011	December 31, 2010
Graysill Claims	$33,255	$29,895

NOTE 3 – SHAREHOLDER NOTE PAYABLE / RELATED PARTY TRANSACTIONS

Pacific Metals owed $57,679 and $46,247 to its parent company as of December 31, 2011 and 2010, respectively.  The amount due is represented in a single, demand note to the parent company, which bears no interest. The parent company advances funds on an as needed basis to the Company.

Pacific Metals owed $1,718 to another subsidiary of its parent company as of December 31, 2011 and 2010. The amount due is represented by a demand note, which bears no interest.

NOTE 4 – INCOME TAXES

The parent company, Pacific Gold, files its corporate income tax returns on a consolidated basis.  Pacific Gold uses the asset/liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.  During 2011 and 2010, Pacific Gold incurred net losses and, therefore, has no tax liability.

NOTE 5 – COMMON STOCK

At the time of inception 100 common shares were issued to its parent company, Pacific Gold Corp. In 2010, there were 9,999,900 common shares issued to Pacific Gold Corp. as payment for a portion of the debt owed to the parent company.

NOTE 6 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2011, the Company had an accumulated deficit of $36,017, negative working capital of $59,272, and negative cash flows from operations of $7,986 raising substantial doubt about its ability to continue as a going concern.  During the year ended December 31, 2011, the Company financed its operations through issuance of debt to related parties.

NOTE 7 – SUBSEQUENT EVENTS

The company evaluated subsequent events through the date of issuance of these financial statements and has determined that there were not any material subsequent events that need to be disclosed.

INDEX TO EXHIBITS

EXHIBIT

DESCRIPTION

NUMBER

3.01

Articles of Incorporation of Pacific Metals Corp.*

3.02

By – Laws of Pacific Metals Corp.*

4.1.1

Form of Stock Certificate*

10.1

Promissory note from Parent Company, Pacific Gold Corp.

_____________________

*  Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFIC METALS CORP.

By: /s/ Mitchell Geisler
Mitchell Geisler,
Chief Executive Officer

Dated March 27, 2012